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                         Metropolitan Series Fund, Inc.
                                 Code of Ethics

1.       Definitions

         (a) "Access Person" is defined to include:

               (i)   Any director or officer of the Fund; or

               (ii)  Investment Personnel.

         (b) For purposes of reporting personal Covered Securities transactions, Access Persons will be deemed to have "Beneficial Ownership "or "Beneficially Held" Covered Securities when such securities are held:

               (i)   In such Access Person's name;

               (ii) In the name of a spouse, a minor child or any relative or relative of a spouse who shares such Access Person's home, absent special circumstances indicating that the Access Person does not obtain benefits substantially equivalent to those of ownership;

               (iii) In the name of another person, if by reason of any
                     contract, understanding, relationship, agreement or other arrangement such Access Person obtains therefrom benefits substantially equivalent to those of ownership (i.e. the ability to exercise a controlling influence over the purchase, sale or voting of such Covered Securities);

               (iv) By any partnership, closely held corporation, trust or estate, to the extent of his/her interest therein; or

               (v) By such Access Person as trustee where either such person or members of his/her immediate family have a vested interest in the income or corpus of the trust, or as settlor of a revocable trust.

         (c) "Board of Directors" is referring to the board of directors for the Fund.

         (d) "Code of Ethics" means the Code of Ethics for the Fund.
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         (e) "Compliance" means the SEC/NASD Corporate Ethics and Compliance
         Department of MetLife.

         (f) "Covered Security" means a security as defined in Section 2(a)(36) of the Investment Company Act of 1940 except as excluded in Section 3 below.

         (g) "Fund" means the Metropolitan Series Fund, Inc.

         (h) "Investment Advisers" means collectively, the Metropolitan Life Insurance Company and the Fund's sub-investment advisers.

         (i) "Investment Personnel" is defined as (i) any employee including any director or officer of the Fund or its Investment Advisers (or any company in a control relationship with either) who, in connection with his or her regular functions or duties, makes or participates in making any recommendations regarding the purchase or sale of securities by the Fund and (ii) any natural person in a control relationship to the Fund or its Investment Advisers who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

         (j) "MetLife" means Metropolitan Life Insurance Company.

         (k) "Sub-investment advisers" or "sub-advisers" includes all sub-investment managers performing investment advisory services for MetLife as investment adviser to the Fund.

2.       General Prohibitions

WHEREAS the Board of Directors of the Fund has determined that no Affiliated Person (as defined in Section 2(a)(3) of the Investment Company Act of 1940) of the Fund, or of the Fund's Investment Advisers, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Fund shall: (i) employ any device, scheme or article to defraud the Fund; (ii) make to the Fund any untrue statement of material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstance under which they are made, not misleading;
(iii) engage in any act, practice or course of business which operates or would operate as fraud or deceit upon the Fund; or (iv) engage in any manipulative practice with respect to the Fund.

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NOW THEREFORE, the Board of Directors have determined that no Affiliated Person deemed an Access Person hereunder shall purchase or sell directly or indirectly, any Covered Security which such person knows is currently being purchased or sold for the Fund or which such person knows is currently being actively considered for the purchase or sale for the Fund. This prohibition shall apply to the purchase or sale by such person of any convertible issue, option or warrant relating to such security. Access Persons hereunder who are employees of Investment Advisers of the Fund shall be deemed to meet the requirements hereunder by complying with the Investment Adviser's rule 17j-1 procedures.

3.       Exempt Purchases and Sales

         The prohibitions in Section 2 of this Code shall not apply to:

               (i) Purchases or sales effected in any account over which an Access Person has no direct influence or control;

               (ii) Purchases or sales of securities that are direct obligations of the United Stated Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase or reverse repurchase agreement transactions, and shares of registered open-end investment companies;

               (iii) Purchases of securities pursuant to an automatic dividend reinvestment plan;

               (iv) Purchases or sales which are non-volitional on the part of an Access Person; and

               (v) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.       Reporting

         (a) Initial Holdings Reports

         All persons upon becoming an Access Person of the Fund shall file with Compliance, no later than ten (10) days after becoming an Access Person of the Fund, a report that contains a listing of every Covered Security beneficially held by such person.

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         (b) Quarterly Transactions Reports

         Access Persons of the Fund shall file with Compliance, no later than ten (10) days after each calendar quarter, a report relating to any transactions during the calendar quarter, in which such person has or by reason of such transaction acquires any direct or indirect beneficial ownership in a Covered Security, except for purchases or sales specified in Section 3.

         (c) Annual Holdings Report

         Access Persons of the Fund shall file with Compliance, no later than ten (10) days after the end of the calendar year, a report that contains a cumulative listing of every Covered Security beneficially held by such person as of the end of the reporting calendar year. The information submitted for an Access Person's annual holdings reports must be current as of a date no more than thirty (30) days before such report is submitted.

         (d) Content Required in Holdings and Transaction Reports

             1. Initial and Annual Holdings Reports

With respect to initial and annual holdings reports, all Access Persons required to file such reports must submit the following information with the appropriate Compliance person of the Fund.

         (i) Title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

        (ii) Name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

        (iii)     Date the report is submitted by the Access Person.

     2. Quarterly Transaction Reports

In addition to the information specified above, Access Persons required to file quarterly transaction reports should include the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price at which the

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transaction was effected and the broker or dealer through whom the transaction was executed in complying with their respective quarterly reporting requirements.

(e) Exceptions from Reporting Requirements

Directors of the Fund who are not "interested persons" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, and who would be required to make a report solely by reason of being a Fund director, are exempt from making:

     (i)   an initial holdings report and an annual holdings report; and

     (ii) a quarterly holdings report , unless the director knew or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security or the Fund or any of its Investment Advisers considered purchasing or selling the Covered Security.

(f) Certification of Access Persons With Code of Ethics Access Persons are required to certify annually in writing that they have:

     (i) Read and understand the Code of Ethics and recognize that they are subject thereto;

     (ii)  Complied with the requirements of the Code of Ethics; and

     (iii) Disclosed or reported all personal securities transactions required.

5. Compliance Reporting and Procedures

(a) Reports of Potential Deviations or Violations

Compliance will investigate all apparent violations of the Code of Ethics and will maintain a record of the findings. A periodic report will be prepared for the Board of Directors of the Fund describing the results of the review and setting forth appropriate recommendations. This report will be submitted to the Board of Directors of the Fund together with a copy of any underlying records of fact. Based on its review of the report and any required clarification, the Board of Directors will initiate any actions it considers appropriate under the circumstances.

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(b) Annual Issues/Certification Report

Compliance will furnish, no less frequently than annually, a written report to the Fund's Board of Directors that shall set forth:

     (i) Copies of Codes of Ethics for the Fund and its Investment Adviser's rule 17j-1 procedures, as revised, including a summary of any changes made during the past year;

     (ii) A summary that describes any violations requiring significant remedial action during the past year and sanctions imposed in response to those material violations;

     (iii) Recommendations, if any, regarding changes in existing restrictions or procedures based upon evolving industry practices and new developments in applicable laws or regulations; and

     (iv) Certifications from the Fund's Investment Advisers certifying that each adviser has adopted rule 17j-1 procedures that are reasonably necessary to prevent its Access Persons from violating the determinations of the Fund's Board of Directors hereunder as well as any applicable procedures of the Investment Adviser.

(c) Required Reports and Certifications of Investment and Sub-Investment
Advisers

In order to assist Compliance with the prevention and detection of any violations of this Code, Investment Advisers and Sub-Investment Advisers of the Fund are required to annually submit for inclusion in the Annual Issues/Certification Report: (i) copies of their respective rule 17j-1 procedures hereunder, as revised, including a summary of any changes made during the past year; (ii) a written summary of all violations and the remedial action and sanctions imposed in response to those violations; and (iii) certifications that state that each Investment Adviser's and Sub-Investment Adviser's respective rule 17j-1 procedures contain provisions reasonably necessary to prevent violations. Such records should be submitted to Patricia Worthington the Assistant Secretary of the Fund for review no later than 10 days after the end of the reporting calendar year.

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6. Records

Compliance should maintain the following records in an easily accessible place:

     (i) Copies of each Code of Ethics for the Fund that are in effect or that have been in effect within the past five years;

     (ii) A copy of all reports and other forms submitted by Fund Access Persons pursuant to Section 4. and any other pertinent information for a period of not less than five years after the end of the fiscal year in which the report is made or the information is provided;

     (iii) A record of all persons currently or within the past five years who are or were required to make reports or who are or were responsible for reviewing and maintaining such files required pursuant to Section 4;

     (iv) Records of any violation of the Code of Ethics, and any action taken as a result of such violation for a period of not less than five years after the end of the fiscal year in which the violation occurred; and

     (v) A copy of each annual issues/certification report submitted to the Board during the last five years.

7. Sanctions

Upon discovering a violation of this Code of Ethics, the Board of Directors of the Fund may impose such sanctions as it deems appropriate.

8. Interpretations

Any questions regarding the interpretation of any provisions of this Code of Ethics should be directed to the Secretary of the Fund.

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